Exhibit 99.03

Earnings Release Script

August 2, 2004

5:00 p.m. EST

John Riley:

Good afternoon, I’m John Riley, Vice President of Investor Relations & Strategic Alliances for GoRemote Internet Communications.  This afternoon we will discuss financial results for the second quarter of 2004.  Playback of this call will be available at 1-800-695-2533, through August 6, 2004. This conference call is being webcast live today and is available on the Investor Relations page of the GoRemote Internet Communications website.  It will be available for replay until September 1, 2004.  Also, on the call for GoRemote are Hong Chen, our Chairman, Tom Thimot, our new President and CEO, and Dan Fairfax, our Senior Vice President & Chief Financial Officer.

This call will include “forward-looking” statements, including projections about our business, that involve risks and uncertainties. These forward-looking statements are based on information available to us at the time of this call and we assume no obligation to update any such forward-looking statements.  The statements in this call are not guarantees of future performance and actual results could differ materially from our current expectations as a result of many factors, including the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

At this time I would like to turn the call over to Hong.

Hong

Good afternoon, and thank you for joining GoRemote Internet Communications today for our quarterly conference call.

Earlier today we announced the resignation of Bharat Davé.  GoRemote is thankful to him for his leadership, professionalism and many contributions during his three and a half years at the company.  As CEO, Bharat initiated the transition to a direct enterprise sales model, a transition that has already shown substantial progress.  He also led our strategic acquisition of Axcelerant, Inc. during 2003.  We wish him all the best in his future endeavors.

Today marks the beginning of a new phase of GoRemote’s evolution.  By selecting Tom Thimot, a recently appointed Board member, to be the new CEO and President of GoRemote, the Board has turned to an experienced executive with a proven track record of success.  As Vice President of Sales and Service for Netegrity, Inc., a public company that is a recognized leader in enterprise security software, Tom was instrumental in Netegrity’s turnaround.  He was a key leader in their drive to profitability and sustained revenue growth.  Tom was also a tremendously successful sales executive at Oracle for many years, selling into the enterprise market.  His appointment is evidence of the Board’s commitment to our shareholders – a commitment to build shareholder value by returning GoRemote to profitability with all due speed and to build sustainable revenue growth.   The Board is confident that, under Tom’s leadership, GoRemote will have the ability to deliver on that commitment.

It gives me great pleasure to introduce Tom.  I am sure you are all anxious to hear from him.

Tom:

Thanks Hong.

I am very excited to be here and thank the Board for placing its confidence in me and entrusting me with this critical role.    Equally, I am excited about the opportunity and challenges that lie ahead for me and the rest of the GoRemote management team.  As Hong emphasized, the Board and management team are keenly aware of our fiduciary responsibility to the shareholders to return the company to sustained profitability and increased revenue momentum.  During the next few weeks we will complete a plan to accomplish both these goals.  I intend to communicate our plan to you within thirty days.  GoRemote’s return to profitability will be based on a two-pronged approach — cutting costs to a level more in line with the company’s current revenue base and building top line revenue momentum.  My mission is to achieve a return to profitability with all due speed.

I believe I am qualified for the major task at hand, because I have succeeded in addressing similar challenges before.  In fact, I believe GoRemote has many of the same capabilities and potential that Netegrity had when I first joined that company.  Hong noted earlier that I played a key role in leading Netegrity to where it is today.  By gaining efficiencies and retooling the sales and service organization, we consistently delivered expected results to the investment community.  Now that I have been entrusted to lead GoRemote, I intend to bring to bear the same experience, energy, passion and focus that paved the way for success at Netegrity.

I understand the importance of delivering results and have a solid track record in doing so.  Therefore, I believe that we can restore credibility with our investors and the Wall Street community.  Our task is not easy, but I have a wealth of relevant experience to draw upon in selling to and servicing the needs of Fortune 1000 enterprises, both in the U.S. and abroad.  I believe in keeping things simple and focusing on the basics:  growth with profits and increased shareholder value.  You don’t increase shareholder value by burning through cash, so we will fix what is broken – with a sense of urgency — and begin to deliver the results that lead to increased value.

As a board member and now as the CEO of GoRemote, I see tremendous promise and key assets that can be more strongly leveraged.  GoRemote has a solid, value-added, secure, remote access solution that clearly addresses a need in the market and is currently being utilized by over 230 enterprise customers, many of which are Fortune 1000 companies.  Gartner and other industry analysts have validated that the market for secure remote access is large and growing.  I am confident that with added intensity, effort and teamwork we can capture a significant portion of this market, increase sales momentum and drive sustainable profitability.

I can tell you from my personal experience that the GoRemote value proposition resonates strongly with CIO’s and CISO’s of large enterprise companies.  IT leaders in major enterprises today face a monumental challenge. There is a growing need to provide secure access to workers who must connect to the corporate network from some location outside the corporate firewall to their companies most important asset, it’s intellectual property and corporate data. This includes teleworkers and branch office employees, who may never come into the corporate office, as well as mobile workers who travel extensively or just need to work from home occasionally.

Security of corporate data, or indeed the network itself, is much more difficult to maintain in such a distributed environment. The job is made even more complex when the CIO has to deal with multiple vendors, each with different reporting, billing and management policies and tools.

Now CIO’s have a choice.  They can choose simplicity and accountability through GoRemote.  For the first time they can get all the services they need to manage their remote and mobile workers from a single vendor.  And GoRemote is the vendor that offers industry-leading reporting and management tools, making regulatory compliance even easier. For the hard-pressed CIO this adds up to a significant reduction in complexity and cost. Now the CIO can provide remote workers with a single user interface, manage them with a single set of management and reporting tools, and settle each month with a single bill from a single vendor.  That is the power behind the GoRemote solution!  And we believe that no one else can deliver this today!

Enterprise prospects, customers, partners and influential industry analysts have stated that GoRemote is the only company in the industry that provides a comprehensive remote solution across all environments – mobile, teleworker and branch – with industry-leading security, management, and control, around the globe.

Working together, our team will be very focused on turning GoRemote around quickly and getting things back on track.  I look forward to working with all of you and publicly communicating our plan of attack within the next thirty days.

Now I’d like to turn the call over to Dan Fairfax, who will take you through the financial results for the recently completed quarter.

Dan Fairfax

Thank you Tom.

GOOD AFTERNOON – Thank you for joining us today.  At this time I will take you through several key points of the operating statement.

Revenue:

 In the quarter we saw continued downward pricing pressure, declining dial-up usage and continuing turmoil and business instability in GoRemote’s service provider customer base.  However, I am pleased to report that our enterprise and VAR revenues grew to $6.1 million—a 13 percent increase over the first quarter. Overall revenue was $12.5 million, representing a 27 percent increase over the same quarter a year ago.   In the second quarter of 2004, together

revenue from our enterprise customers and VAR channel partners accounted for approximately 49% of total revenue.  We clearly are continuing to drive a shift in our revenue mix to our enterprise and VAR customers from our legacy ISP and Telco customer base.   This shift is the result of the strong focus over the past 18 months on acquiring enterprise customers, through both direct sales and our VAR partners.

Gross Margins

With respect to gross margin, GoRemote’s overall gross margins remained strong, ending at 60% in the second quarter, compared with 59% in Q1 of 2004 and 55% in Q2 of 2003.  Historically, gross margins have been solid.  Currently, they reflect the combined effect of the acquisition of the Axcelerant customers, the change in revenue mix that I mentioned earlier, off set by increased pricing pressure and usage changes in our dial-up business.

Operating Expenses:

Total operating expenses were $11.3 million for the second quarter, representing a 7% increase over the $10.6 million spent in Q1 of 2004 and an 94% increase compared to the $5.9 million spent in Q2 of 2003.   Now, it is important to note that the second quarter of 2003 was prior to the acquisition of Axcelerant and did not any expenses from the operations of Axcelerant.  The primary reasons for the increase in our operating expenses were the additional headcount GoRemote gained from the acquisition of Axcelerant, increased investment in enterprise sales and services headcount and new marketing programs.  A key contributor to our success in winning enterprise customers has been due to our increased investment in sales and marketing during the past several quarters.

Included in the G&A spending for the quarter was $258,000 related to the company’s Sarbanes-Oxley compliance initiatives.

As you can see from our financial statements, our operating expenses include $490,000 of amortization of intangible assets acquired in connection with the Company’s acquisition of Axcelerant.

Net Income

The net loss in the second quarter of 2004 was  $3.8 million or $0.09 per share.  Our increased loss was due to the net effect of the lower revenues from our ISP and telco customer base and the increased expense required by our investment in enterprise class network and operations implementation, and the enterprise focused sales and marketing, and higher costs related to the amortization of intangible assets due to the acquisition.

Turning to the Balance Sheet:

Let me highlight some of the reasons we believe GoRemote continues to have a solid balance sheet.

• Cash and short-term investments were $21 million at the end of the second quarter reflecting a decrease in cash of $1.4 million from the $22.4 million at the end of the previous quarter.

• Our accounts receivable decreased by $555,000 as we enhanced our customer collection efforts, particularly from customers we obtained as a result of the Axcelerant acquisition.  I am happy to report that the

Company’s DSO’s were at 50 days in the second quarter, down from 58 days in the first quarter.

• It is important to note that in Q2 of 2004 the Company deferred $1.4 million of broadband service installation revenues that will be amortized over 24 months.

•Our capital expenditures for the second quarter were approximately $530,000 which principally reflects increased investments related to further integrationof the operations from our Axcelerant acquisition and ongoing investment in the company wide upgrading of our IT infrastructure.

• Finally, we continue to have no debt on the balance sheet.

Recently we have been providing one quarter of forward looking guidance.  As indicated in our earnings release, we will not be providing guidance at this time.

Now I am going to turn the call over to Tom for some additional comments.

Tom

Thank you Dan.

In closing, I want to again reiterate my excitement at the challenge and opportunity ahead at GoRemote.  Together with the management team and the rest of the Board, I am committed to delivering a plan to you within the next thirty days describing how GoRemote intends to return to profitability and to build sustainable revenue growth – both of which are fundamental to delivering shareholder value.  Thank you very much for joining us on today’s call.

Operator, at this time we would like to entertain questions.

Pause

At this time we would like to thank you for participating on today’s conference call.  We look forward to communicating GoRemote’s progress with you in the future.